EXHIBIT 10.1
Amendment to Employment Agreement
This Amendment to Employment Agreement is made and entered into effective as of April 27th, 2008 by and between TopSpin Medical (Israel) Ltd., of 2 Yodfat St., Lod 71291, Israel (the “Company”) and Eyal Kolka, of 60 Hameri St., Givataim, Israel (the “Employee”).
WHEREAS, the Company and the Employee entered into a certain Employment Agreement dated as of April 25, 2001, as amended (the “Employment Agreement”); and
WHEREAS, the Company and the Employee wish to amend the Employment Agreement in the manner provided below.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:
1.	All terms not otherwise defined herein, shall have the meaning ascribed to them in the Employment Agreement.
2.	Effective as of July 1, 2008 (the “Effective Date”), the Employee’s Position shall change, and he shall no longer be employed as the Chief Financial Officer of the Company and the Chief Financial Officer and Secretary of the Company’s parent corporation, TopSpin Medical, Inc.(the “Parent”).
3.	The Employee shall continue his engagement with the Company, form and after the Effective Date, as Vice President of the Company, and in such capacity, will be responsible, among others, for fund raising efforts of the Parent, including discussions with the Parent’s security holders (shareholders and holders of the Parent’s issued and outstanding Series A Convertible Bonds).
4.	From and after the Effective Date, the Employee’s scope of employment shall be reduced to 50% part time position, such that he will devote 50% of his business time to the Company.
5.	From and after the Effective Date, and following the reduction in the Employee’s scope of employment, the Employee’s Salary , as well as the Company’s contributions made on behalf of the Employee to the Fund, Disability Insurance and education fund shall be reduced to 50% of the Salary and the other respective payments made immediately prior to the Effective Date.
6.	The Company shall pay to the Employee, together with the payment of the June 2008 salary, an amount equal to the value of the vacation days to which the Employee is entitled, as accumulated from initiation of his employment, which have not been used by the Employee until the Effective Date.
7.	Notwithstanding the Employee’s reduction in scope of position and the additional changes contained herein, the Employee’s entitlement to options to buy the Parent’s shares of common stock shall not be affected in any way as a result of this amendment. In addition, the Employee’s entitlement to Adaptation Compensation, under Section 4.5 of the Employment Agreement, shall be calculated on the basis of the Employee’s Salary immediately prior to the Effective Date, regardless of the actual termination date of his employment and his scope of his position with the Company immediately prior to such termination.
8.	All other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TopSpin Medical (Israel) Ltd.	Eyal Kolka

By:

Name:	Signature:
Title: